Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President-Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
THURSDAY, SEPTEMBER 21, 2006
CLARCOR REPORTS RECORD THIRD QUARTER 2006 RESULTS
OPERATING PROFIT INCREASES 13%; NET EARNINGS 10%
Unaudited Fiscal Third Quarter and Nine Months 2006 Highlights
(Amounts in thousands, except per share data and percentages)

	Quarter Ended		%	Nine Months Ended		%
	9/2/06	8/27/05	Change	9/2/06	8/27/05	Change
Net Sales	$231,510	$216,403	7.0	$671,769	$632,450	6.2
Operating Profit	$35,079	$31,052	13.0	$87,173	$79,685	9.4
Net Earnings	$22,963	$20,855	10.1	$55,969	$51,355	9.0
Diluted Earnings Per Share	$0.44	$0.40	10.0	$1.07	$0.98	9.2

Third Quarter and Nine Months 2006 Operating Review
     FRANKLIN, TN, September 21, 2006—CLARCOR Inc. (NYSE: CLC) reported today that third quarter 2006 sales increased by 7%, and net earnings and diluted earnings per share increased by 10% compared to the same quarter in 2005. Third quarter operating profit increased by 13%, and operating margins improved to 15.2% in 2006 from 14.3% in 2005.
For the nine-month 2006 period, sales increased by 6%, and net earnings and diluted earnings per share rose by 9% compared to 2005. Nine-month operating profit increased by 9%, and operating margins improved to 13.0% in 2006 from 12.6% in 2005.
Third quarter 2006 and 2005 results were impacted by the following items:
•	In the third quarter 2006, CLARCOR recorded a pre-tax gain of $790,000 or $0.01 per share from insurance proceeds received due to a tornado at one of its warehouses and a $800,000 pre-tax gain or $0.01 per share from the elimination of a reserve that was no longer necessary related to an overseas subsidiary.
•	In the third quarter 2005, CLARCOR realized a $1.2 million or $0.02 per share benefit arising from a settlement of a tax issue involving a deduction for costs incurred at a subsidiary.

Nine months 2006 results were adversely impacted by a provision of approximately $3.0 million in the second quarter arising from a customer’s refusal to pay amounts owing to the company and approximately $600,000 in the second and third quarters in severance charges from the restructuring of two of the company’s operating facilities.
Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “Overall, we had a good third quarter driven by continuing growth and increasing profitability in our Engine/Mobile segment. Our Industrial/Environmental segment is in a period of transition as we work through a restructuring program designed to realize a $14 million improvement in operating profit by the end of three years. Our Packaging business sales grew nicely, but profitability was negatively impacted as the sales increase was largely in lower margin product lines.
“Our Engine/Mobile Filtration segment sales grew by 14% this quarter with increases in most product categories, particularly heavy-duty and locomotive filtration. We recorded increases in both aftermarket and OEM markets. Our international engine filter businesses also grew strongly, led by over 20% sales increases in China, Europe and Mexico. Operating margins for the segment improved to 24.3% in the third quarter 2006 from 22.6% in last year’s third quarter. The strengthened margins stem largely from improved operating efficiencies and leverage gained from the increase in sales. We expect operating margins to continue to exceed 2005 margins in this segment, though we do not believe that we will be able to sustain operating margins in excess of 24%.
“Our Industrial/Environmental Filtration segment sales this quarter increased by 1% from third quarter sales last year. However, this segment has had to absorb the loss of $10 million in annual business with AT Kearney, which we announced last quarter, as well as the loss of approximately $11 million in annual sales from a customer who decided to begin in-house manufacturing of a product we previously sold to them. Segment sales grew strongly in such areas as aviation fuel filtration systems, aerospace filtration, dust collector cartridges, increased shipments of oil and gas filters, and from the acquisition of Martin Kurz & Co., Inc. in the fourth quarter last year which added approximately $3 million in sales to this year’s third quarter. Lower sales were recorded in our HVAC product lines and filter sales for plastic and polymer applications.
“Our restructuring plans for our HVAC operations in our Industrial/Environmental segment are proceeding well. In July we announced a plan to spend $22 million in capital and incur up to $4 million in restructuring charges over a three-year period to significantly improve operating efficiencies and profitability in environmental air filter markets. Our goal was to reach approximately $14 million in annualized savings by the end of three years. We recently announced the closing of one plant and are on schedule to achieve our planned savings. By the end of our restructuring program, we expect operating margins exceeding 10%.
“Packaging segment sales rose by 6% though operating profit was approximately the same as last year’s third quarter. Sales of both metal and plastic products increased from last year’s third quarter, though increased sales of lower margin products this quarter affected operating profit. However, sales are up 13% and operating profit up 35% through the nine-month period compared to 2005, and we remain very pleased with the performance of our Packaging segment in 2006.

“Fluctuations in currencies did not have a material impact this quarter on either sales or profitability. Our effective tax rate this quarter was 34.4%. We expect a comparable rate in the fourth quarter. Year-to-date capital expenditures in 2006 amount to $11.4 million compared to $16.8 million last year. For 2006, we expect capital expenditures to be in the $23 million to $25 million range.
“Cash flow from operations continues to be solid at over $52 million for the first nine months of 2006 compared to $49 million for the same period last year. During the third quarter, we repurchased one million shares of our common stock and will continue to look at opportunities to repurchase additional shares under our current authorization in light of internal growth requirements, acquisition opportunities and our stock price.
“Based upon our results for the first three quarters of this year, we now expect 2006 earnings per share to be in the $1.50 to $1.55 range. I want to point out that the 2005 fourth quarter included 14 weeks while our 2006 fourth quarter will include only 13 weeks making the comparison to last year’s results difficult. Similarly, fiscal year 2006 will include one less week than in 2005. Nevertheless, we are very optimistic about the remainder of 2006 and believe we will end 2006 with record sales and profits, our 14th consecutive year of record results.”
CLARCOR will be holding a conference call to discuss third quarter results at 10:00 a.m. Central time on September 22, 2006. Interested parties can listen to the conference call through the Internet at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 888-203-1112 or 719-457-0820 by providing confirmation code 4009100. The replay will be available through September 29 by telephone and for 30 days on the Internet.
CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release, other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to future growth, earnings, earnings per share and other financial performance measures, as well as management’s short-term and long-term performance goals; statements relating to the anticipated affects on results of operations or financial condition from recent and expected developments or events; statements relating to the Company’s business and growth strategies; statements related to litigation in which the Company is presently or may become engaged; statements regarding anticipated results of the Company’s intended restructuring of certain operations and rationalization of facilities; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, the Company’s past results of operations do not necessarily indicate its future results. These and other uncertainties are discussed in the “Risk Factors’’ section of the Company’s 2005 Form 10-K. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.
TABLES FOLLOW

CLARCOR 2006 UNAUDITED THIRD QUARTER RESULTS cont’d.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)

	Third Quarter		Nine Months
For periods ended September 2, 2006 and August 27, 2005	2006	2005	2006	2005

Net sales	$231,510	$216,403	$671,769	$632,450
Cost of sales	159,689	149,003	469,057	441,945

Gross profit	71,821	67,400	202,712	190,505
Selling and administrative expenses	36,742	36,348	115,539	110,820

Operating profit	35,079	31,052	87,173	79,685
Other income (expense)	96	278	120	(129)

Earnings before income taxes and minority interests	35,175	31,330	87,293	79,556
Income taxes	12,087	10,292	30,939	27,801

Earnings before minority interests	23,088	21,038	56,354	51,755
Minority interests in earnings of subsidiaries	(125)	(183)	(385)	(400)

Net earnings	$22,963	$20,855	$55,969	$51,355

Net earnings per common share:
Basic	$0.45	$0.40	$1.08	$0.99

Diluted	$0.44	$0.40	$1.07	$0.98

Average shares outstanding:
Basic	51,414,083	51,866,491	51,691,685	51,650,585
Diluted	51,981,546	52,678,124	52,390,283	52,328,384

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 2,	December 3,
	2006	2005

Assets
Current assets:
Cash and cash investments	$25,026	$18,502
Short-term investments	19,500	10,400
Accounts receivable, net	153,643	152,755
Inventories	128,738	117,508
Other	25,308	25,768

Total current assets	352,215	324,933
Plant assets, net	145,355	149,505
Acquired intangibles, net	169,244	168,176
Pension assets	22,567	22,069
Other assets	11,290	10,589

	$700,671	$675,272

Liabilities
Current liabilities:
Current portion of long-term debt	$62	$233
Accounts payable and accrued liabilities	105,955	108,693
Income taxes	11,020	12,544

Total current liabilities	117,037	121,470
Long-term debt	15,963	16,009
Long-term pension liabilities	19,998	16,287
Other liabilities	36,001	38,673

	188,999	192,439
Shareholders’ Equity	511,672	482,833

	$700,671	$675,272

SUMMARY CASH FLOWS
(Dollars in thousands)

	Nine Months
	2006	2005

From Operating Activities
Net earnings	$55,969	$51,355
Depreciation	16,036	15,038
Amortization	1,636	944
Stock compensation expense	2,194	662
Excess tax benefits from stock compensation	(3,312)	—
Changes in assets and liabilities	(21,133)	(19,521)
Other, net	629	279

Total provided (used) by operating activities	52,019	48,757

From Investing Activities
Plant asset additions	(11,416)	(16,847)
Business acquisitions	(4,627)	(3,512)
Other, net	1,130	561

Total provided (used) by investing activities	(14,913)	(19,798)

From Financing Activities
Net payments under line of credit	—	(7,500)
Payments on long-term debt	(555)	(860)
Cash dividends paid	(10,490)	(9,893)
Excess tax benefits from stock compensation	3,312	—
Purchase of treasury stock	(28,909)	(1,986)
Other, net	5,362	(3,677)

Total provided (used) by financing activities	(31,280)	(23,916)

Effect of exchange rate changes on cash	698	(623)

Change in Cash and Cash Investments	$6,524	$4,420

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CLARCOR 2006 UNAUDITED THIRD QUARTER RESULTS cont’d.
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	2006
	Quarter	Quarter		Quarter
	Ended	Ended	Six	Ended	Nine
	March 4	June 3	Months	September 2	Months
Net sales by segment:
Engine/Mobile Filtration	$91,032	$101,429	$192,461	$103,358	$295,819
Industrial/Environmental Filtration	102,656	103,866	206,522	106,263	312,785
Packaging	19,495	21,781	41,276	21,889	63,165

	$213,183	$227,076	$440,259	$231,510	$671,769

Operating profit by segment:
Engine/Mobile Filtration	$19,073	$22,446	$41,519	$25,147	$66,666
Industrial/Environmental Filtration	5,485	1,594	7,079	7,965	15,044
Packaging	1,315	2,181	3,496	1,967	5,463

	$25,873	$26,221	$52,094	$35,079	$87,173

Operating margin by segment:
Engine/Mobile Filtration	21.0%	22.1%	21.6%	24.3%	22.5%
Industrial/Environmental Filtration	5.3%	1.5%	3.4%	7.5%	4.8%
Packaging	6.7%	10.0%	8.5%	9.0%	8.6%

	12.1%	11.5%	11.8%	15.2%	13.0%

	2005
	Quarter	Quarter		Quarter
	Ended	Ended	Six	Ended	Nine
	February 26	May 28	Months	August 27	Months
Net sales by segment:
Engine/Mobile Filtration	$83,129	$93,722	$176,851	$90,686	$267,537
Industrial/Environmental Filtration	97,198	106,668	203,866	105,153	309,019
Packaging	15,934	19,396	35,330	20,564	55,894

	$196,261	$219,786	$416,047	$216,403	$632,450

Operating profit by segment:
Engine/Mobile Filtration	$16,778	$19,629	$36,407	$20,500	$56,907
Industrial/Environmental Filtration	3,969	6,234	10,203	8,544	18,747
Packaging	333	1,690	2,023	2,008	4,031

	$21,080	$27,553	$48,633	$31,052	$79,685

Operating margin by segment:
Engine/Mobile Filtration	20.2%	20.9%	20.6%	22.6%	21.3%
Industrial/Environmental Filtration	4.1%	5.8%	5.0%	8.1%	6.1%
Packaging	2.1%	8.7%	5.7%	9.8%	7.2%

	10.7%	12.5%	11.7%	14.3%	12.6%

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